SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) is June 23, 2005

YP CORP.

(Exact name of registrant as specified in its charter)
Nevada	000-24217	85-0206668
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification Number)

4940 E. Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 23, 2005, the board of directors of YP Corp., named John Raven, who has most recently served as the Company’s Chief Technology Officer, as the Company’s new Chief Operating Officer. Mr. Raven replaces Penny Spaeth who previously served as Chief Operating Officer.

Mr. Raven was previously appointed Chief Technology Officer of the Company in September 2003. Mr. Raven has over ten years experience in the technology arena and 16 years of overall leadership experience working with companies such as Perot Systems (PER), where he worked in 2003 and managed 640 staff members, Read-Rite Corp (RDRT), where he worked from 2000 to 2003, and as Cap Gemini Ernst & Young (CAPMF), where he worked from 2000 to 2002. Mr. Raven also served as Director of Information Technology at Viacom's ENG Network division, where he worked from 1996 to 1999. Mr. Raven has experience in software engineering, data and process architecture, systems development, and database management systems. At NASA's Jet Propulsion Laboratory, where he worked from 1993 to 1996, Mr. Raven was a team member and information systems engineer for the historic 1997 mission to Mars conducted with the Pathfinder space vehicle and the Sojourner surface rover. Mr. Raven received his Bachelors of Science in Computer Science from the California Institute of Technology in 1991. His certifications include Cisco Internetwork Engineer, Project Management from the Project Management Institute, Certified Project Manager from Perot Management Methodology Institute, Microsoft Certified System Engineer, and Certified Novel Engineer.

Mr. Raven’s Employment Agreement remains unchanged at this time. Under the Employment Agreement, Mr. Raven will, among other things:

•	be entitled to an initial annual base salary of $165,000 with an increase to $181,500 in the second year of the contract and, thereafter, annual increases of at least 10%;
•
be entitled to a $35,000 signing bonus and an annual bonus of $50,000 stock under YP’s 2003 Stock Plan in the event that YP’s basic earnings per share for the respective fiscal year exceed the prior fiscal year’s basic earnings per share by at least 50%;

•	be entitled to customary benefits; and
•	be entitled to receive two months of payments under the contract if he is terminated without cause or the Company undergoes a change of control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2005	YP CORP.

/s/ Peter Bergmann Peter Bergmann, Chairman and Chief Executive Officer